Filed Pursuant to Rule 424(b)(5)
Registration No. 333-271325

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 25, 2024

Prospectus Supplement to Prospectus dated April 18, 2023

$

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

We are offering $             aggregate principal amount of our     % Notes due 20    (the “20     notes”), $             aggregate principal amount of our    % Notes due 20    (the “20    notes”) and $            aggregate principal amount of our    % Notes due 20    (the “20    notes” and, together with the 20    notes and the 20     notes, the “notes”).

The 20    notes will mature on                 , 20    , the 20     notes will mature on                 , 20    and the 20    notes will mature on                 , 20    . We have the option to redeem all or a portion of the notes at any time prior to maturity at the redemption prices set forth in this prospectus supplement. See “Description of the Notes—Optional Redemption” in this prospectus supplement. We will pay interest on the 20     notes semi-annually in arrears on             and            of each year, beginning on             , 20    . We will pay interest on the 20     notes semi-annually in arrears on             and            of each year, beginning on             , 20    . We will pay interest on the 20     notes semi-annually in arrears on             and             of each year, beginning on                , 20     . The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

The notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries to the extent of our subsidiaries’ assets. See “Description of the Notes.”

Investing in the notes involves risk. See “Risk Factors” on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, as may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total
Initial public offering price		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds to us, before expenses		%	$		%	$		%	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from January    , 2024, and must be paid by the purchasers if the notes are delivered after January    , 2024.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”), for the benefit of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), against payment in New York, New York on or about January    , 2024.

Joint Book-Running Managers

Morgan Stanley	Mizuho	SMBC Nikko

Prospectus Supplement dated January    , 2024.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to give any information or to make any representations concerning the notes except those which are in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus supplement or the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the notes that are referred to in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy notes in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus supplement and the accompanying prospectus, or any offer or sale of notes, as an indication that there has been no change in our affairs since the date of this prospectus supplement.

As used in this prospectus supplement, unless otherwise indicated, “Lockheed Martin,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate in the context.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” on page S-6, and the financial statements and the notes to those statements and other information incorporated herein by reference, before making a decision whether to invest in the notes.

The Company

We are a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. We also provide a broad range of management, engineering, technical, scientific, logistics, system integration and cybersecurity services. Our main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity. We serve both U.S. and international customers with products and services that have defense, civil and commercial applications, with our principal customers being agencies of the U.S. Government.

We operate in four business segments: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. We organize our business segments based on the nature of the products and services offered. The following is a brief description of the activities of each of our business segments:

Aeronautics—Engaged in the research, design, development, manufacture, integration, sustainment, support and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles and related technologies.

Missiles and Fire Control—Provides air and missile defense systems; tactical missiles and air-to-ground precision strike weapon systems; logistics; fire control systems; mission operations support, readiness, engineering support and integration services; manned and unmanned ground vehicles; and energy management solutions.

Rotary and Mission Systems—Designs, manufactures, services and supports various military and commercial helicopters, surface ships, sea and land-based missile defense systems, radar systems, laser systems, sea and air-based mission and combat systems, command and control mission solutions, cyber solutions, and simulation and training solutions.

Space—Engaged in the research and design, development, engineering and production of satellites, space transportation systems, and strategic, advanced strike, and defensive systems. Space provides network-enabled situational awareness and integrates complex space and ground global systems to help our customers gather, analyze and securely distribute critical intelligence data. Space is also responsible for various classified systems and services in support of vital national security systems.

Corporate Information

We are a Maryland corporation formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. Our telephone number is (301) 897-6000 and our website address is www.lockheedmartin.com. We make our website address available for informational purposes only. It should not be relied upon for investment purposes, and the information contained on or accessible through the website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Lockheed Martin Corporation.

Notes Offered	$ principal amount of 20 notes.

$ principal amount of 20 notes.

$ principal amount of 20 notes.

Maturity	The 20 notes will mature on , 20 , the 20 notes will mature on , 20 and the 20 notes will mature on , 20 .

Interest	The 20 notes will bear interest from January , 2024, at an annual rate of %. The 20 notes will bear interest from January , 2024, at an annual rate of %. The 20 notes will bear interest from January , 2024 at an annual rate of %.

Interest is payable on the 20 notes semi-annually in arrears on and of each year, beginning on , 2024.

Interest is payable on the 20 notes semi-annually in arrears on and of each year, beginning on , 2024.

Interest is payable on the 20 notes semi-annually in arrears on and of each year, beginning on , 2024.

Optional Redemption	Prior to the applicable Par Call Date (as defined in “Description of the Notes—Optional Redemption”), we may redeem the notes of each series at our option, in whole or in part, at any time and from time to time, at the applicable redemption prices as described under “Description of the Notes—Optional Redemption” in this prospectus supplement, in each case, plus accrued and unpaid interest thereon to the date of redemption.

On or after the applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, in each case, plus accrued and unpaid interest thereon to the date of redemption. See “Description of the Notes— Optional Redemption” in this prospectus supplement.

Ranking	The notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries to the extent of our subsidiaries’ assets.

Authorized Denominations	Minimum denominations of $2,000 and $1,000 multiples above that amount.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $ million. We intend to use the net proceeds from this offering for general corporate purposes, including the repurchase of shares of our common stock pursuant to our share repurchase program. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	An investment in the notes involves risks. You should carefully consider the “Risk Factors” on page S-6 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, as may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC, before deciding to invest in the notes.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	Maryland law governs the Indenture (as defined herein) and will govern the notes.

Trustee	U.S. Bank Trust Company, National Association.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on our current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward- looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	our reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and our ability to negotiate favorable contract terms;

•

budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;

•	risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;

•	planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;

•	the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;

•	our ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost- reimbursable contracts;

•

customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;

•

changes in procurement and other regulations and policies affecting our industry, export of our products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;

•	performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;

•	economic, industry, business and political conditions including their effects on governmental policy;

•	the impact of inflation and other cost pressures;

•	the impact of pandemics and epidemics on our business and financial results, including supply chain disruptions and delays, employee absences, and program delays;

•	government actions that prevent the sale or delivery of our products (such as delays in approvals for exports requiring Congressional notification);

•

trade policies or sanctions (including Chinese sanctions on us or our suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and indirect effects of sanctions on Russia to our supply chain);

•	our success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;

•	changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;

•	the competitive environment for our products and services, including competition from startups and non-traditional defense contractors;

•	our ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;

•	our ability to benefit fully from or adequately protect our intellectual property rights;

•	our ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;

•	cyber or other security threats or other disruptions faced by us or our suppliers;

•	our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;

•	the accuracy of our estimates and projections;

•	changes in pension plan assumptions and actual returns on pension assets;

•	cash funding requirements and pension risk transfers and associated settlement charges;

•

realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;

•	our efforts to increase the efficiency of our operations and improve the affordability of our products and services, including through digital transformation and cost reduction initiatives;

•	the risk of an impairment of our assets, including the potential impairment of goodwill and intangibles;

•	the availability and adequacy of our insurance and indemnities;

•	impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;

•

changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and

•

the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this prospectus supplement. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the “Risk Factors” section below and our filings with the SEC including, but not limited to, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023.

Our actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement. Except where required by applicable law, we expressly disclaim a duty to provide updates to forward-looking statements after the date of this prospectus supplement to reflect subsequent events, changed circumstances, changes in expectations or the estimates and assumptions associated with them. The forward-looking statements in this prospectus supplement are intended to be subject to the safe harbor protection provided by the federal securities laws.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risks, together with the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus supplement the sections captioned “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Part I and Part II, respectively, of our Annual Report on Form 10-K for the year ended December  31, 2023, as may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. The outcome of one or more of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

Negative covenants applicable to the notes will have a limited effect.

The notes will be subject to only limited negative covenants that will apply to us and our restricted subsidiaries. These covenants will not limit the amount of indebtedness that we may incur and will not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. See “Description of the Notes—Certain Covenants.” Accordingly, the notes will not afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

The notes are obligations exclusively of Lockheed Martin Corporation and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will not be guaranteed by any of our subsidiaries. Although a majority of our business currently is conducted through Lockheed Martin Corporation, to the extent that we conduct operations through subsidiaries, the assets of our subsidiaries would not be available directly for payments on the notes. The notes effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries.

There are currently no public markets for the notes, which could limit their market price or your ability to sell them.

The notes are new issues of securities for which there currently are no trading markets. As a result, we cannot provide any assurance that markets will develop for the notes or that you will be able to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

Changes in our credit ratings may adversely affect your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold the notes, and may be revised or withdrawn at any time by the rating agency. Each agency’s rating should be evaluated independently of any other agency’s rating.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $   million. We intend to use the net proceeds from this offering for general corporate purposes, including the repurchase of shares of our common stock pursuant to our share repurchase program.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, you should rely on this description. In the description of the notes that follows, “we,” “us,” and “our” refer only to Lockheed Martin Corporation and not any of its subsidiaries.

General

We will issue the 20 notes, the 20  notes and the 20  notes as separate series of debt securities under the Indenture, dated as of April 18, 2023 (the “Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee. The summaries of certain provisions of the Indenture and the notes described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture and the notes. A form of the Indenture has been filed as an exhibit to our registration statement of which the accompanying prospectus is a part.

The notes will be our general unsecured obligations and will rank equally in right of payment with our other current and future unsecured and unsubordinated debt. The notes will not be guaranteed by any of our subsidiaries. The notes effectively will be subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries to the extent of our subsidiaries’ assets. The covenants applicable to the notes will not afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

The 20 notes initially will be limited to $   in aggregate principal amount, the 20  notes initially will be limited to $   in aggregate principal amount and the 20  notes initially will be limited to $   in aggregate principal amount. The notes will be issued in fully registered form only, in minimum denominations of $2,000 and $1,000 multiples above that amount.

The 20 notes will mature on    , 20 , the 20  notes will mature on    , 20 , and the 20 notes will mature on     , 20 .

The notes will bear interest from January , 2024, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the 20 notes semi-annually in arrears on     and     of each year to the registered holders of the 20 notes as of the close of business on the immediately preceding    and    , beginning on     , 2024. We will pay interest on the 20 notes semi-annually in arrears on    and    of each year to the registered holders of the 20 notes as of the close of business on the immediately preceding    and    , beginning on    , 2024. We will pay interest on the 20 notes semi-annually in arrears on    and     of each year to the registered holders of the 20  notes as of the close of business on the immediately preceding    and   , beginning on   , 2024.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date, maturity date or redemption date is a “legal holiday” (defined in the Indenture as a Saturday, Sunday, legal holiday or day on which banking institutions are not required to be open) at a place where principal and any interest on the notes are payable, the payment otherwise required to be made on such date will be made on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period. If a record date is a legal holiday in the state in which the trustee maintains its principal place of business, then the record date will be the next succeeding day that is not a legal holiday in such state.

We may, without the consent of the holders of a series of notes, issue additional notes of that series and thereby increase the principal amount of the notes of that series in the future, on the same terms and conditions (except for the issue date, initial public offering price and, if applicable, the initial interest payment date) and with the same CUSIP number as the notes of that series offered in this prospectus supplement; provided that additional notes with the same CUSIP number as the notes of a series offered in this prospectus supplement will not be issued unless we believe the additional notes are fungible for U.S. federal income tax purposes with the corresponding series of notes offered in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as our cash balances and liquidity, we or our affiliates may seek to repurchase all or a portion of a series of notes. Any such future purchases may be made in the open market, in privately-negotiated transactions, through tender offers or otherwise, in each case in our sole discretion.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

Prior to the applicable Par Call Date (as defined below), we may redeem the notes of each series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points in the case of the 20  notes,  basis points in the case of the 20  notes, and   basis points in the case of the 20  notes, less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.

As used herein:

“Par Call Date” means, in the case of the 20 notes,    , 20 (the date that is  month prior to the maturity date of the 20  notes), in the case of the 20  notes,   , 20 (the date that is  months prior to the maturity date of the 20 notes), and in the case of the 20  notes,   , 20 (the date that is  months prior to the maturity date of the 20  notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent included at our discretion shall be satisfied (or waived by us) or the redemption date may not occur and such notice may be rescinded if all such conditions precedent included at our discretion shall not have been satisfied (or waived by us).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

The notes will be subject to the following restrictive covenants:

SEC Reports

We shall deliver to the trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended. All required information, documents and other reports will be deemed filed with the trustee at the time such information, documents and other reports are publicly filed with the SEC.

Limitation on Liens

We shall not, and shall not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt unless:

(a)

the Lien equally and ratably secures the notes and the Debt. The Lien may equally and ratably secure the notes and any other obligation of ours or a subsidiary. The Lien may not secure an obligation of ours that is subordinated to the notes; or

(b)	the Lien is on property, Debt or shares of stock of a corporation at the time such corporation becomes a Restricted Subsidiary; or

(c)

the Lien is on property at the time we or a Restricted Subsidiary acquires the property. However, the Lien may not extend to any other Restricted Property owned by us or a Restricted Subsidiary at the time the property is acquired; or

(d)

the Lien secures the payment of all or any part of the purchase price of property upon the acquisition of such property by us or a Restricted Subsidiary or secures any Debt incurred or guaranteed by us or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of full operation of such property, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by us or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located; or

(e)	the Lien secures Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary; or

(f)

the Lien is on property of a corporation or other entity at the time such corporation or other entity merges into, or consolidates or enters into a share exchange with, us or a Restricted Subsidiary; or

(g)	the Lien is on property of a person at the time the person transfers or leases all or substantially all its assets to us or a Restricted Subsidiary; or

(h)

the Lien is in favor of any customer (including any government or governmental authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a government or governmental authority; or

(i)

the Lien arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or the Lien is a materialmen’s, suppliers’, tax or other similar Lien arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; or

(j)

the Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (a) through (i) or a Lien existing on the date that the notes are first issued. The Lien may not extend beyond the property subject to the existing Lien. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (a) or (e); or

(k)

the Debt secured by the Lien plus all other Debt secured by Liens on Restricted Property, excluding Debt secured by a Lien permitted by any of clauses (a) through (j) and any Debt secured by a Lien existing on the date that the notes are first issued, at the time does not exceed the greater of $4 billion and 15% of Consolidated Net Tangible Assets. Attributable Debt for any lease entered into under clause (d) of “—Limitation on Sale-Leaseback Transactions” shall be included in the determination and treated as Debt secured by a Lien on Restricted Property not otherwise permitted by any of clauses (a) through (j).

Limitation on Sale-Leaseback Transactions

We shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

(a)	the lease has a term of three years or less; or

(b)	the lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

(c)

we or a Restricted Subsidiary under clauses (b) through (j) of “—Limitation on Liens” could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

(d)	we or a Restricted Subsidiary under clause (k) of “—Limitation on Liens” could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

(e)

we or a subsidiary owns or acquires other property which will be made a Principal Property and is determined by the Chief Financial Officer, the Treasurer or another officer to whom such authority has been properly delegated by the Board of Directors to have a fair value equal to or greater than the Attributable Debt incurred; or

(f)	(i) we or a Restricted Subsidiary make an optional repayment in cash of our or its Debt at least equal in amount to the Attributable Debt for the lease;

(ii)	the prepayment is made within 180 days of the effective date of the lease;

(iii)	the Debt prepaid is not owned by us or a Restricted Subsidiary; and

(iv)	the Debt prepaid was Long-Term Debt at the time it was created.

Certain Definitions

“Attributable Debt” means, with respect to a Sale-Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by the Chief Financial Officer, the

Treasurer or another officer to whom such authority has been properly delegated by the Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Consolidated Net Tangible Assets” means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) and (2) goodwill, patents and trademarks, all as reflected in our most recent consolidated balance sheet preceding the date of a determination under clause (k) of “—Limitation on Liens”.

“Debt” means all indebtedness for borrowed money reported as debt in the consolidated financial statements or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if we and one or more of our subsidiaries may be responsible for the obligation.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien or other security interest.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Principal Property” means any manufacturing facility located in the United States and owned by us or by one or more Restricted Subsidiaries from the date that the notes are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, but not including any property financed through the issuance of any tax exempt governmental obligation or any such facility or property which, in the opinion of the Chief Financial Officer, the Treasurer or another officer to whom such authority has been properly delegated by the Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries taken as a whole. However, the Chief Financial Officer, the Treasurer or another officer to whom such authority has been properly delegated by the Board of Directors may at any time declare any manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the trustee.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by us or a Restricted Subsidiary on the date that the notes are first issued or secured by a Principal Property (including any property received upon a conversion or exchange of such Debt), or any shares of our stock or stock of a Restricted Subsidiary owned by us or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a subsidiary that has substantially all its assets located in, or carries on substantially all its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a subsidiary shall not be a Restricted Subsidiary during such period of time as it (or any corporation (other than us) or other entity that, directly or indirectly, beneficially owns a majority of the Voting Stock of the subsidiary) has shares of capital stock registered under the Exchange Act or it files reports and other information with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

“Sale-Leaseback Transaction” means an arrangement, after the date that the notes are first issued, with any bank, insurance company or other lender or investor (other than us or a Restricted Subsidiary) providing for the leasing by us or any Restricted Subsidiary of any Principal Property, which was or is owned or leased by us or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the completion of construction and commencement of full operation thereof by us or such Restricted Subsidiary, to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property.

“Voting Stock” means capital stock having voting power under ordinary circumstances to elect directors.

Consolidation, Merger or Sale

The notes will be subject to certain limitations on our ability to consolidate with or merge into or transfer all or substantially all of our assets as described under the section titled “Description of Debt Securities— Consolidation, Merger or Sale” in the accompanying prospectus.

Events of Default

The notes of each series will be subject to the events of default described under the section titled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Amendments, Supplements and Waivers

The notes will be subject to provisions allowing us, under certain conditions, to amend or supplement the Indenture or the notes or to waive our compliance with certain provisions of the Indenture or the notes, as described under the section titled “Description of Debt Securities—Amendments, Supplements and Waivers” in the accompanying prospectus.

Discharge and Defeasance Provisions

The Indenture will permit us to satisfy and discharge our obligations or defease certain of our obligations for any series of notes at any time, as described under the section titled “Description of Debt Securities— Redemption, Sinking Fund, Discharge and Defeasance” in the accompanying prospectus.

Book-Entry Delivery and Settlement

We will issue each series of notes in the form of one or more permanent global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. So long as Cede & Co., as the nominee of DTC, is the sole registered owner of any global note, Cede & Co. for all purposes will be considered the sole holder of that global note.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. The rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note.

Subject to compliance with the transfer restrictions applicable to the global notes, cross-market transfers between participants in DTC, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear or Clearstream by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to DTC.

Because of time zone differences, the securities account of a Euroclear participant or a Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Lockheed Martin, the trustee or the paying agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Payments on the notes represented by the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. So long as DTC continues to make its Settlement System available to us, it is anticipated that payments of principal of and interest on the notes will be made by us in immediately available funds.

DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us. We also may decide to discontinue use of the system of book-entry-only transfers through DTC or any successor securities depositary. In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a U.S. Holder (as defined below). Also following is general information regarding the U.S. federal tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a Non-U.S. Holder (as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings, and practice, all of which are subject to change and differing interpretation. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page. This summary assumes the notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of tax accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, certain U.S. expatriates, persons subject to alternative minimum tax, U.S. Holders whose functional currency for tax purposes is not the U.S. dollar, or accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction or, except to the extent provided below, any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this discussion refers to a beneficial owner of the notes.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership, and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this discussion, a U.S. Holder means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust that was in existence on August 20, 1996 and was treated as a domestic trust before that date.

If a partnership or other business entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding notes should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, beneficial ownership and disposition of the notes.

Taxation of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement, or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

Medicare Tax on Unearned Income

Certain U.S. Holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on “net investment income,” which includes, among other things, interest on and gains from the sale or other disposition of notes. U.S. Holders should consult their tax advisors regarding the 3.8% Medicare tax.

U.S. Federal Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences and, only to the extent provided below, certain U.S. federal estate tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or other business entity that is treated as a partnership for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant to such Non-U.S. Holders in light of their particular circumstances. For example, special rules may apply to a Non-U.S. Holder that is a “controlled foreign corporation” or a “passive foreign investment company.”

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement, or other taxable disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business of the taxpayer in the United States and (ii) in the case of a holder who is eligible for the benefits of an applicable income tax treaty, attributable to a permanent establishment (or in the case of such a holder who is an individual, to a fixed base) in the United States.

Taxation of Interest

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act (“FATCA”) below, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•

The Non-U.S. Holder provides to us or the paying agent an appropriate completed statement on an IRS Form W-8BEN or W-8BEN-E, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and neither we nor the paying agent have actual knowledge or reason to know that such holder is a U.S. person. If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us or the paying agent that it has received such a form from the beneficial owner or another intermediary and furnishes us or the paying agent with a copy. In addition, Non-U.S. Holders that are pass-through entities rather than corporations or individuals must satisfy certain special certification requirements.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and neither we nor the applicable withholding agent have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI. In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax at a rate of 30% (or a lower rate under an applicable tax treaty). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement, or other disposition of a note unless:

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, or other disposition and certain other conditions are met; or

•	the gain is U.S. trade or business income.

If a Non-U.S. Holder is an individual described in the first bullet point above, such holder will be subject to a flat 30% tax (subject to reductions under an applicable income tax treaty) on the gain derived from the sale, exchange, retirement, or other disposition, which may be offset by U.S.-source capital losses, even though such holder is not considered a resident of the United States. If a Non-U.S. Holder is described in the second bullet point above, it will be subject to tax on the net gain derived from the sale, exchange, retirement, or other disposition in the same general manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is a foreign corporation that falls under the second bullet point above, it may be subject to an additional “branch profits” tax at a rate of 30% (or a lower treaty rate).

Medicare Tax on Unearned Income

Certain U.S. beneficiaries of Non-U.S. Holders that are estates or trusts are subject to an additional 3.8% Medicare tax on distributions of “net investment income,” which includes, among other things, interest on and gains from the sale or other disposition of notes. Such persons should consult their tax advisors regarding the 3.8% Medicare tax.

Treatment of Notes for U.S. Federal Estate Tax Purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. Information Reporting Requirements and Backup Withholding Applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to payments to a U.S. Holder of interest and principal on, and proceeds received from the sale, exchange, retirement, or other taxable disposition of, a note, unless the holder is an exempt recipient. In addition, backup withholding may apply to such payments or proceeds if the U.S. Holder (that is not an exempt recipient) fails to furnish the payor with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. However, information reporting may apply with respect to interest payments.

In addition, a Non-U.S. Holder will not be subject to backup withholding with respect to the proceeds of the sale, exchange, retirement, or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person or such holder otherwise establishes an exemption. Payment of such proceeds generally will not be subject to information reporting if the Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

Foreign Account Tax Compliance Act

Pursuant to sections 1471 through 1474 of the Code, commonly known as FATCA, a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on a holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. Payments of interest that a holder receives in respect of the notes could be affected by this withholding if the holder is subject to the FATCA information reporting requirements and fails to comply with them or if the holder holds notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to the holder would not otherwise have been subject to FATCA withholding). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that a holder provides in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities. Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Depending on their circumstances, certain holders may be entitled to a refund or credit in respect of some or all of this withholding. However, even if a holder is entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 20 notes	Principal amount of 20 notes	Principal amount of 20 notes
Morgan Stanley & Co. LLC	$	$	$
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public initially will be offered at the initial public offering price for the series of notes set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of 20  notes,  % of the principal amount of 20  notes, and   % of the principal amount of 20  notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of 20 notes,   % of the principal amount of 20  notes, and   % of the principal amount of 20  notes. If all the notes are not sold at their initial offering price, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $   .

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services for us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters and/or their affiliates act as lenders, documentation agents and/or arrangers under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons or entities with relationships with us. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas, or publish or express independent research views in respect of such assets, securities or instruments, and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

Selling Restrictions

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Prohibition of Sales to European Economic Area (“EEA”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom (“U.K.”) Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the U.K. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Canada

The notes may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes by Canadian purchasers must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a Canadian purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the Canadian purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:

(a)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(b)	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland. Davis Polk & Wardwell LLP, New York, New York, will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we may disclose important information by referring you to another document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference into this prospectus supplement the documents listed below (and any amendments to these documents) and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the offering of the notes covered by this prospectus supplement is completed; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC or otherwise submit to the SEC, that are deemed to be furnished and not filed in accordance with SEC rules.

The following documents filed with the SEC are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2023; and

•

the portions of our Proxy Statement for the 2023 annual meeting filed with the SEC on March  14, 2023, and any amendments or supplements thereto, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

You may obtain copies of the documents we incorporate by reference by contacting us at the address indicated below or through the SEC as described in the accompanying prospectus under “Where to Find Additional Information.” We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of these documents should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

PROSPECTUS

Lockheed Martin Corporation

Debt Securities

We may from time to time offer our Debt Securities for sale on terms and at prices determined at the time the Debt Securities are offered for sale. The terms and prices of these securities will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update or change information contained in this prospectus.

We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any agents, underwriters or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000.

Investing in these securities involves risks. See “Risk Factors” on page 3 of this prospectus or in any accompanying prospectus supplement or document incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Using this process, we may offer and sell Debt Securities in one or more offerings from time to time.

We have not authorized anyone to give any information or to make any representations concerning the Debt Securities we may offer except those that are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this prospectus.

Neither this prospectus, any accompanying prospectus supplement nor any free writing prospectus that we have authorized contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3 we filed with the SEC on April 18, 2023 to register Debt Securities, which can be found on the SEC’s website at http://www.sec.gov. See “Where To Find Additional Information” and “Incorporation of Certain Information by Reference” for more information. The registration statement also includes exhibits. Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, unless otherwise indicated, “Lockheed Martin,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate to the context.

OUR COMPANY

We are a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. We also provide a broad range of management, engineering, technical, scientific, logistics, system integration and cybersecurity services. Our main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity. We serve both U.S. and international customers with products and services that have defense, civil and commercial applications, with our principal customers being agencies of the U.S. Government.

We are a Maryland corporation formed in March 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. Our telephone number is (301) 897-6000 and our website is www.lockheedmartin.com. We make our website content available for information purposes only and it is intended to be an inactive textual reference. It should not be relied upon for investment purposes, and the information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our Debt Securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of Debt Securities, before making an investment decision, including those risks identified under “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular Debt Securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our Debt Securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our Debt Securities to decline.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws and are based on our current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Numerous factors could cause our actual results to differ materially from those expressed in our forward-looking statements.

For a discussion identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see our filings with the SEC, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 26, 2023 and in any subsequently filed documents incorporated into this prospectus by reference.

Except where required by applicable law, we expressly disclaim a duty to provide updates to forward-looking statements after the date of this prospectus to reflect subsequent events, changed circumstances, changes in expectations or the estimates and assumptions associated with them. You should review any additional disclosures we make regarding forward-looking information in our Forms 10-K, 10-Q and 8-K filed with the SEC and that are incorporated into this prospectus by reference as set forth in the “Incorporation of Certain Information by Reference” section below. The forward-looking statements in this prospectus are intended to be subject to the safe harbor protection provided by the federal securities laws.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we may disclose important information by referring you to another document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference into this prospectus the documents listed below (and any amendments to these documents) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the Debt Securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file or furnish with or otherwise submit to the SEC, that are deemed to be furnished and not filed in accordance with SEC rules.

The following documents filed with the SEC are incorporated herein by reference:

•

our Annual Report on Form 10-K for the year ended December  31, 2022, including the portions of our Proxy Statement for the 2023 annual meeting filed with the SEC on March 14, 2023, and any amendments or supplements thereto, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 26, 2023; and

•	our Current Report on Form 8-K filed on February 23, 2023.

You may obtain copies of the documents we incorporate by reference by contacting us at the address indicated below or through the SEC as described below under “Where to Find Additional Information.” We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of these documents should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov. Our SEC filings also are available free of charge from our website at www.lockheedmartin.com. We make our website content available for information purposes only and it is intended to be an inactive textual reference. It should not be relied upon for investment purposes, and the information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the Debt Securities under this prospectus for general corporate purposes. These purposes may include the repayment of indebtedness, future acquisitions, capital expenditures, dividends, stock repurchases, working capital, funding our employee benefits, including pension plans, and any other corporate purpose. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in cash equivalents or short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the Debt Securities that may be issued from time to time by us under this prospectus. The particular terms relating to each Debt Security will be set forth in a prospectus supplement. In the description of the Debt Securities that follows, “we,” “us,” and “our” refer only to Lockheed Martin Corporation and not to any of its subsidiaries.

General

We may issue from time to time one or more series of Debt Securities under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. The indenture does not limit the amount of Debt Securities that we may issue.

The Debt Securities will be our direct, unsecured and unsubordinated obligations, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities.

The following description does not purport to be complete, is only a summary of the material provisions of the indenture for the Debt Securities and is qualified in its entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Debt Securities. The summary below of the general terms of the Debt Securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of Debt Securities.

Terms

The indenture provides for the issuance of Debt Securities in one or more series. A prospectus supplement relating to a series of Debt Securities will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the price or prices at which we will sell the Debt Securities;

•	the maturity date or dates of the Debt Securities;

•	the rate or rates, which may be fixed or variable, at which the Debt Securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	the index, if any, used to determine the amount of payments of principal of or interest on the Debt Securities and the manner of determining the amount of such payments;

•	the place or places where principal and interest payments on the Debt Securities will be payable;

•	whether the Debt Securities are redeemable;

•	any redemption dates, prices, obligations and restrictions on the Debt Securities;

•	any mandatory or optional sinking fund or analogous provisions;

•	the denominations in which the Debt Securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the currency in which principal and interest will be paid, if other than U.S. dollars;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

•	if other than U.S. Bank Trust Company, National Association, any trustees, authenticating or paying agents, registrars or other agents for the Debt Securities;

•	any conversion or exchange features of the Debt Securities;

•	whether we will issue the Debt Securities as original issue discount securities for federal income tax purposes and any other special tax implications of the Debt Securities;

•	if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon a declaration of acceleration; and

•

any and all other terms of the Debt Securities, including, but not limited to, any terms which may be required or advisable under U.S. laws or regulations or advisable in connection with the marketing of such Debt Securities.

We may issue Debt Securities that are convertible into or exchangeable for our common stock or other securities of Lockheed Martin or another company. We may also continuously offer Debt Securities in a medium term note program. If we issue these types of Debt Securities, we will provide additional information in the applicable prospectus supplement.

Denomination, Form, Payment and Transfer

We may issue Debt Securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the Debt Securities offered will be book-entry or certificated securities. As a general rule, however, we will issue Debt Securities in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. DTC will act as depositary for the global certificates.

Beneficial interests in global certificates will be shown on, and transfer of beneficial interests will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own Debt Securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

During the period of time the Debt Securities are represented by one or more global certificates:

•	you will not be able to have the Debt Securities registered in your name;

•	you will not be able to receive a physical certificate for the Debt Securities;

•	DTC will credit interest and principal payments from us to the accounts of your broker, bank or other financial institution according to their beneficial ownership as reflected in DTC’s records;

•

our obligations, as well as the obligations of the trustee and any of our agents, under the Debt Securities will run only to DTC as the registered owner of the Debt Securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it; and

•

your rights under the Debt Securities relating to payments, transfer, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and the contractual arrangements you have or your broker, bank or financial institution has with DTC. Neither we nor the trustee will have any responsibility for the actions of DTC or your broker, bank or financial institution.

We, the trustee, and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest for the accounts of beneficial holders of interests in the global certificates. A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of DTC or it is exchanged in whole or in part for Debt Securities in certificated form in accordance with the indenture. A series of Debt Securities represented by global certificates will be exchangeable for certificated securities with the same terms in authorized denominations if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•

there shall have occurred and be continuing an event of default with respect to such Debt Securities and the registrar has received a request from DTC to issue certificated securities in lieu of the global certificates; or

•	we determine, in our sole discretion, that Debt Securities of a series issued in global form shall no longer be represented by global certificates.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to each series of Debt Securities:

•	failure to pay interest on any Debt Security of that series when the same becomes due and payable and the default continues for a period of 30 days;

•	failure to pay the principal of any Debt Security of that series when the same becomes due and payable at maturity, upon redemption or otherwise;

•

failure to comply with any other agreement relating to the Debt Securities of that series or in the indenture that continues for 90 days after we have received written notice of such failure from the trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the affected series; and

•	certain events of bankruptcy, insolvency or reorganization.

An event of default for one series of Debt Securities does not necessarily constitute an event of default for any other series. If a default occurs with respect to a series of Debt Securities and is continuing and if it is known to the trustee, the trustee shall give notice of the default to each holder of Debt Securities of that series within 90 days after it occurs. Except in the case of a default in payment on any Debt Security, the trustee may withhold the notice if and so long as a responsible officer of the trustee in good faith determines that withholding the notice is in the interests of such holders.

If an event of default occurs and continues, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the Debt Securities of the affected series by notice to us and the trustee, may declare the principal of and accrued interest, if any, on all the Debt Securities of that series to be due and payable immediately. Upon such declaration, subject to certain conditions, the holders of a majority in principal amount of the Debt Securities of that series, by notice to the trustee, may rescind an acceleration with respect to that series and its consequences.

The holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on it with respect to that series. The trustee may refuse to follow any direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other holders of Debt Securities of the same series, or would involve the trustee in personal liability. The trustee also has no obligation to exercise any of its rights at the request or direction of any of the holders, unless the holders have offered the trustee indemnity satisfactory to the trustee against any loss, liability or expense that the trustee may incur in compliance with such request or direction.

Certain Covenants

Under the indenture, among other things, we have agreed to:

•	promptly pay the principal of and interest, if any, on the Debt Securities on the dates and in the manner provided in the Debt Securities; and

•

deliver to the trustee copies of our SEC reports within 15 days after we file them with the SEC and a compliance certificate within 120 days after the end of each fiscal year that certifies our compliance with all conditions and covenants under the indenture.

We will describe in the applicable prospectus supplement any other material covenants in respect of a series of Debt Securities.

Consolidation, Merger or Sale

The indenture prohibits us from consolidating with or merging into another corporation, or transferring all or substantially all of our assets to another corporation unless:

•	the resulting, surviving or transferee corporation assumes by supplemental indenture all of our obligations under the Debt Securities and the indenture;

•

immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officer’s certificate and a legal opinion confirming that we have complied with the indenture.

If we enter into such a transaction and comply with these provisions, our obligations under the Debt Securities and the indenture will terminate.

Redemption, Sinking Fund, Discharge and Defeasance

If a series of Debt Securities may be redeemed or is subject to a sinking fund, the prospectus supplement will describe those terms.

The indenture permits us to satisfy and discharge our obligations or defease certain of our obligations for any series of Debt Securities at any time. We may discharge our obligations with respect to a series of Debt

Securities or defease certain of our obligations with respect to a series of Debt Securities by (i) irrevocably depositing with the trustee cash or government securities sufficient to pay all sums due on that series and (ii) delivering to the trustee (a) a conditions precedent officer’s certificate and opinion of counsel and (b) in the case of defeasance only, an opinion of counsel to the effect that, based on applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service, the defeasance will not be deemed, or result in, a taxable event with respect to the holders of that series. We can discharge or defease one series of Debt Securities without discharging or defeasing any other series.

Amendments, Supplements and Waivers

Without notice to or consent of any holder of the Debt Securities, we may amend or supplement the indenture to, among other things, cure any ambiguity, omission, defect or inconsistency, to establish the form of any new series of Debt Securities or to clarify or make certain other changes that would not materially adversely affect the rights of any holder.

Without notice to any holder but with the written consent of holders of not less than a majority in principal amount of the Debt Securities of each series affected, we may amend or supplement the indenture or the Debt Securities, or the holders of not less than a majority in principal amount of the Debt Securities of each series affected may waive compliance by us with any provision of the indenture or the Debt Securities of such series. However, without the consent of each holder affected, an amendment, supplement, or waiver may not:

•	reduce the amount of Debt Securities of any series whose holders must consent to a particular amendment, supplement, or waiver;

•	reduce the rate of or extend the time for payment of interest on any Debt Securities;

•	reduce the principal of or extend the fixed maturity date of any Debt Securities;

•	reduce the portion of the principal amount of a discounted security payable upon acceleration of its maturity; or

•	make any Debt Securities payable in any currency or currency unit other than the one stated in the Debt Security.

Trustee

U.S. Bank Trust Company, National Association serves as the trustee under the indenture. If we use a different trustee for any series of debt securities, the prospectus supplement will identify the trustee. We conduct other banking transactions with U.S. Bank Trust Company, National Association and its affiliates in the ordinary course of their business.

Governing Law

The laws of the state of Maryland govern the indenture and the Debt Securities.

PLAN OF DISTRIBUTION

We may sell Debt Securities to or through underwriters and also directly to other purchasers or through agents.

The distribution of the Debt Securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions.

Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities offered under this prospectus may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re- allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make as a result of those liabilities.

If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered Debt Securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the Debt Securities will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Lockheed Martin Corporation for the quarter ended March 26, 2023, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 18, 2023, included in Lockheed Martin Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2023, and incorporated by reference herein, states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$

$     % Notes due 20

$     % Notes due 20

$     % Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

Mizuho

SMBC Nikko

January , 2024